UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 6, 2007

ROBCOR PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Florida	333-126031	20-3215854
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Robcor Properties, Inc.

2005 Eastpark Boulevard

Cranbuy, New Jersey 08512-3515

(Address of Principal Executive Offices)

(609) 860-1500

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

See Item 3.02.

Item 3.02.              Unregistered Sales of Equity Securities.

On April 6, 2007, Robcor Properties, Inc. (the “Company”) and its wholly-owned subsidiary, Redpoint Bio Corporation (“Redpoint”), completed the final closing of a private placement raising an additional $13 million of gross proceeds, bringing the total private placement gross proceeds to $33 million.

The net proceeds of the private placement will be used for the Company’s research and development activities and working capital purposes.  Pursuant to the final closing of the private placement, the Company issued an aggregate of approximately 16.0 million shares of common stock at a price of $0.81 per share, together with warrants to purchase approximately 4.0 million shares of common stock at an exercise price of $1.35 per share.  Following the final closing of the private placement, the Company has a total of approximately 78.6 million shares of common stock issued and outstanding.

In connection with the private placement, the Company engaged National Securities Corporation and Brean Murray, Carret & Co., LLC as placement agents.  Each of the exclusive co-placement agents in the private placement are members of the National Association of Securities Dealers, Inc. and the placement agents received aggregate commissions of 6% of the gross proceeds of the private placement, a nonaccountable marketing allowance of 1% of the gross proceeds of the private placement to defray marketing expenses, and a management fee of 3% of the gross proceeds of the private placement for providing certain services as co-lead placement agents; provided, however, that no cash compensation was paid with respect to shares and warrants sold to stockholders of Redpoint who were stockholders prior to March 12, 2007.  The placement agents were entitled to reimbursement of their reasonable actual out-of-pocket expenses and received a five-year warrant to buy a number of shares of the Company’s common stock equal to 10% of the number of shares of common stock sold in the private placement at an exercise price of $0.97 per share; provided, however, no warrants were issued to the placement agents with respect to shares and warrants sold to stockholders who were stockholders of Redpoint prior to March 12, 2007.

The securities sold in this private placement were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, based in part upon the Company’s reliance upon the truth and accuracy of each of the representations made by the investors in the Subscription Agreements and that (i) all of the investors were “accredited” within the meaning of Rule 501(a); (ii) the issuance of the securities pursuant to the Subscription Agreements were restricted by the Company in accordance with Rule 502(d); (iii) there were no non-accredited investors in the transaction within the meaning of Rule 506(b); and (iv) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c). As such, the securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

On March 12, 2007, Redpoint became a wholly-owned subsidiary of the Company as part of a reverse merger transaction and constitutes the Company’s sole business.  As soon as reasonably practicable, the Company intends to take the necessary steps and seek stockholder approval to (i) reincorporate the publicly-traded parent corporation in Delaware, (ii) change the name of the parent corporation to “Redpoint Bio Corporation” and (iii) effect a reverse stock split to reduce its issued and outstanding shares of common stock to approximately 28.3 million shares.  This reverse stock split would result in an effective private placement price per share of approximately $2.25.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant issued by the Company to investors in the private placement (incorporated by reference to the Current Report on Form 8-K, dated March 12, 2007).

4.2	Placement Agent Warrant, dated March 12, 2007 (incorporated by reference to the Current Report on Form 8-K, dated March 12, 2007).

10.1	Form of Subscription Agreement, by and between the Company and certain accredited investors, filed herewith.

10.2

Placement Agency Agreement, dated December 4, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC (incorporated by reference to the Current Report on Form 8-K, dated March 12, 2007).

10.3

Amendment No. 1 to the Placement Agency Agreement, dated March 6, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC (incorporated by reference to the Current Report on Form 8-K, dated March 12, 2007).

10.4

Registration Rights Agreement, dated March 12, 2007, by and among the Company, National Holdings Corporation, Brean Murray, Carret & Co., LLC and the parties set forth on the signature page and Exhibit A thereto (incorporated by reference to the Current Report on Form 8-K, dated March 12, 2007).

99.1	Press Release dated April 9, 2007, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBCOR PROPERTIES, INC.

Dated: April 9, 2007

	By:	/s/ Raymond Salemme
	Name:	F. Raymond Salemme
	Title:	Chief Executive Officer